EXHIBIT 3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                    * * * * *
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     BROOKS FIBER PROPERTIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by unanimous written consent adopted a resolution proposing and declaring advisable that the Certificate of Incorporation of BROOKS FIBER PROPERTIES, INC. be amended to include a new Article Tenth to read as follows:

     TENTH.

          A. The Board of Directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the annual meeting of stockholders to be held in 1996, the directors of Class I shall be elected for a term of one year, the directors of Class II shall be elected for a term of two years, and the directors of Class III shall be elected for a term of three years, and in each case, until their respective successors shall have been elected and qualified in the class to which such director is assigned or until their earlier death, resignation and removal. At each annual meeting of stockholders thereafter, the successors of the directors of the class whose term expires in that year shall be elected to hold office for a term of three years (and until their respective successors shall have been elected and qualified in such class or until their earlier death, resignation or removal), so that the term of one class of directors shall expire in each year. If the number of directors is changed, any increase or decrease in directorships shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office only until the next election of directors by the stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, whether arising through death, resignation or removal, or through an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director elected to fill a vacancy shall hold office only until the next election of directors by the stockholders.

          B. Notwithstanding anything in the Certificate of Incorporation or By-Laws of the Corporation to the contrary, whenever the holders of any one or more classes or series of shares of capital stock of the Corporation other than shares of Voting Common Stock shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of
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     such directorship shall be governed by the terms of the Restated
     Certificate of Incorporation of the Corporation or any Certificate of Designation thereunder applicable thereto; and such directors so elected shall not be divided into classes pursuant to this Article Tenth unless expressly provided by such terms.

     SECOND: That holders of more than a majority of all the outstanding Voting Common Stock voted in favor of said amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said BROOKS FIBER PROPERTIES, INC. has caused this certificate to be signed by J. C. Allen, its Vice Chairman, and attested by
J. P. Denneen, its Secretary this 20th day of August, 1996.


                                         BROOKS FIBER PROPERTIES, INC.

                                         By: /s/ James C. Allen
                                             -----------------------------------
                                             J. C. Allen, Vice Chairman

ATTEST:

/s/ J. P. Denneen
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J. P. Denneen
Secretary